EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-8 (Registration Statement No. 33-76650) of Paging Network, Inc. and the related Prospectus of our reports dated February 15, 1999, with respect to the consolidated financial statements and financial statement schedule of Paging Network, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 1998, and April 22, 1999, with respect to the financial statements of the Pagenet Employees Savings Plan included in its Annual Report on Form 11-K, both for the year ended December 31, 1998, filed with the Securities and Exchange Commission.

                                                     /s/ Ernst & Young LLP
Dallas, Texas
July 6, 1999